Exhibit 99.2

1 July 25, 2013 Letter to Shareholders Q1 FY14 CIRRUS LOGIC, INC. 800 WEST SIXTH STREET, AUSTIN, TEXAS 78701

July 25, 2013 Dear Shareholders, We are pleased with our Q1 financial results, as we delivered GAAP and non-GAAP operating profit of 20 percent and 24 percent, respectively, on revenue of $155.1 million. GAAP EPS in Q1 was $0.31, versus $0.10 the year ago quarter and non-GAAP EPS was $0.56, up from $0.22. During the quarter, we ramped shipments of new products and added additional customers as we continue our efforts to expand our custom and general market portfolio in portable audio and LED lighting. In audio, we are seeing strong customer interest in our innovative products designed to enhance the audio and voice experience for mobile phones. We are presently selling products into several additional mobile phone manufacturers and are in discussions with multiple others. Design activity remains healthy in LED lighting, particularly with our new single stage LED controller, as we continue to ramp with our existing customers and engage other OEMs. We believe we are in the early stages of a new wave of innovation in both the audio and energy markets. As the manner in which we interact with our personal devices, homes, and automobiles becomes more complex, the need to bridge the analog and digital divide will remain essential. Cirrus Logic’s extensive analog and digital signal processing experience, proven engineering execution and substantial IP portfolio position the company to be a key innovator and supplier in these markets. 2

Revenue and Gross Margins

Revenue for the first quarter increased 57 percent year over year. As anticipated, revenue declined 25 percent quarter over quarter, ahead of sequential growth expected in the second half of the calendar year. This sequential decline was driven primarily by portable audio, although this business grew significantly on a year-over-year basis. Sales of our other audio product lines experienced a modest increase. Our relationship with our largest customer remains outstanding and new design activity is robust. While we understand there is intense interest in this customer, in accordance with our policy, we do not discuss specifics about our business relationship. In our energy business, revenue declined year over year largely due to the sale of assets associated with Apex Precision Power. On a sequential basis, energy revenue increased slightly overall, with growth in LED lighting somewhat offset by softer sales in power meter and seismic.


$92
$102
$122
$111
$99
$194
$310
$207
$155
$180*
Q1/FY12
Q2/FY12
Q3/FY12
Q4/FY12
Q1/FY13
Q2/FY13
Q3/FY13
Q4/FY13
Q1/FY14
Q2/FY14
Revenue
*Midpoint of guidance as of July 25, 2013
Figure A: Cirrus Logic Revenue Q1 FY12 to Q2 FY14 (M)

In the September quarter, revenue is expected to range from $170 to $190 million, down seven percent year over year at the midpoint and up 16 percent quarter over quarter, as we anticipate broad-based sequential growth across several of our audio product lines as well as the LED lighting and power meter product lines in our energy division.

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4 quarter, as we anticipate broad-based sequential growth across several of our audio product lines as well as the LED lighting and power meter product lines in our energy division. Gross margins for the quarter were in line with our expectations at approximately 51.2 percent. As we mentioned at the Barclays Conference on May 23, our margins are transitioning to a long-term model in the mid-40-percent range as our average selling prices become closer aligned with our peer suppliers in the portable electronics market. In the September quarter, we expect gross margin to range from 46 to 48.Operating Profit andEarnings In the June quarter, we remained focused on our operating profit as we invested in compelling R&D projects while carefully managing our SG&A expenditures. Operating profit on a GAAP basis in Q1 was 20 percent and 24 percent on a non-GAAP basis. We believe these results position Cirrus Logic at the high end of our peer group’s performance, highlighting our ability to efficiently manage expenses while investing in critical R&D initiatives that we expect to drive future growth opportunities. Our business model enables ongoing innovation and engineering execution, which contribute to the development of cutting edge products and exceptional support for both new and existing customers. Additionally, we are increasing our investment in technical marketing as we evaluate and identify future product opportunities. Figure B: Cirrus Logic GAAP R&D and SG&A Expenses/HeadcountQ1 FY12 to Q1 FY14 *Headcount reduction reflects sale of Apex assets ($ millions, except headcount) - 5.0 10.0 15.0 20.0 25.0 30.0 35.0 40.0 45.0 50.0 Q1/ FY12 Q2/ FY12 Q3/ FY12 Q4/ FY12 Q1/ FY13 Q2/ FY13 Q3/ FY13 Q4/ FY13 Q1/ FY14 SG&A R&D 665 667 698 Headcount 644* 652 594 637 635 623 $M

5 GAAP operating expenses in Q1 were $48 million, which included approximately $5.8 million in share-based compensation. Operating expenses were below our expectation primarily due to lower than anticipated employee expenditures and product development costs. Q2 guidance for operating expense is $49 million to $53 million, including $7 million in share-based compensation, reflecting an expected increase in R&D. Our total headcount in Q1 was 665, up from 652 the prior quarter. The Q1 ending cash balance was approximately $272 million, up $35 million sequentially. Cash flow from operations in Q1 was roughly $37 million. As of June 29, 2013 we have roughly $114 million remaining in our share repurchase program announced in November 2012 and we expect to execute on this program opportunistically from time to time. In addition, we continue to actively evaluate all uses of cash, including potential technology and business acquisitions that could enhance our market opportunities. Taxes Our GAAP tax expense during the quarter was $11 million, which includes $10.2 million of non-cash expense associated with our deferred tax asset. We have approximately $71.5 million of deferred tax assets remaining on our balance sheet. For FY14, we expect our effective quarterly cash tax rate to be less than four percent, until we have utilized the remaining deferred tax assets. At that time, our initial cash tax rate is expected to be approximately 35 percent. Company Strategy Cirrus Logic’s ability to leverage our core engineering competencies in exciting markets where our innovative solutions are valued and help differentiate our customers’ products has been a key element of our success. It can take roughly a year to design a new IC and due to the proprietary nature of our products it often takes another year for our

6 customers to design our chips into their products. Given these long design cycles, it is important for our technical marketing and engineering teams to remain focused on identifying and executing on long-term opportunities. Over the past year we have concentrated on broadening our custom and general market product portfolios in portable audio and LED lighting. We are pleased with our continued progress in the June quarter as design activity remained robust and we shipped products to new customers and additional SKUs. We believe innovation in our target markets is in the early stages and we continue to work with an expanding list of market leaders in order to capitalize on our revenue growth opportunities. While we are in the midst of a market shift toward more cost competitive devices in the smartphone market, opportunities are abundant for sophisticated analog and digital signal processing, as the value placed on the audio and voice experience has grown considerably. Consumers are eager to intelligently interact with their mobile devices from both a voice interface and contextual awareness perspective. This requires an ultra low power digital and analog signal-processing component that enables devices to be always on and always ready to respond to commands. Innovation in this area will be a key focus for us over the next few years. During the quarter, shipments of our catalog analog-to-digital converters continued to ramp in multiple handsets at a leading manufacturer of high quality smartphones. Additionally, over the past six months we have seen increased interest from OEMs in China as they begin to target the mid-to-high end market with products offering differentiated audio performance. Shipments of our LED controllers continued to accelerate in Q1 as we expanded into more SKUs with existing customers in Europe and the United States. Our primary objective for LED lighting in 2013 is to further develop meaningful relationships and add incremental design wins with key LED lighting OEMs, ahead of material volume shipments in calendar year 2014-2015. We are actively engaged with these OEMs and expect to have more bulbs on the shelves over the next 12 months. Our engineers have developed a product roadmap that maintains best-in-class dimming performance at a competitive system cost, which will contribute to lower LED bulb price points and widespread

7 consumer adoption. Consequently, in April, we launched our single-stage LED controller, which maintains exceptional performance while reducing the overall total bill of materials. We are encouraged by the positive customer feedback and initial design momentum with this product. Summary and Guidance For the September quarter, we expect the following results: • Revenue to range between $170 million and $190 million; • Gross margin to be between 46 percent and 48 percent; and • Combined R&D and SG&A expenses to range between $49 million and $53 million, including approximately $7 million in share-based compensation expense. In summary, we delivered strong operating profit and EPS in Q1 as we invested in compelling R&D projects and carefully managed our SG&A expenses. During the quarter, we continued to gain traction in portable audio and LED lighting as we added new customers and expanded into more SKUs. In FY14, we will continue to invest in innovative products and strengthen important customer relationships in both audio and energy that are expected to drive revenue opportunities over the next few years. Sincerely, Jason Rhode Thurman Case

8 President and Chief Executive Officer Chief Financial OfficerConference Call Q&A Session Cirrus Logic will host a live Q&A session at 5 p.m. EST today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website. Participants who would like to submit a question to be addressed during the call are requested to email investor.relations.com. A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion, or by calling (404) 537-3406, or toll-free at (855) 859- 2056 (Access Code: 99347958). Use of Non-GAAP Measures This shareholder letter and its attachments include references to non-GAAP financial information, including operating expenses, net income, operating profit and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP. Safe Harbor Statement Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our future growth expectations and our estimates of second quarter fiscal year 2014 revenue, gross margin, combined research and development and selling, general and administrative expense levels, and share-based compensation expense. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject

9 to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the level of orders and shipments during the second quarter of fiscal year 2014, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; and the risk factors listed in our Form 10- K for the year ended March 30, 2013, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise. Summary financial data follows:

10 Jun. 29, Mar. 30, Jun. 30, 2013 2013 2012 Q1'14 Q4'13 Q1'13 Audio products 143,666 $ 196,098 $ 80,747 $ Energy products 11,459 10,775 18,259 CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS (unaudited) (in thousands, except per share data) Three Months Ended Net revenue 155,125 206,873 99,006 Cost of sales 75,627 123,259 45,566 Gross Profit 79,498 83,614 53,440 Research and development 28,530 30,085 24,910 Selling, general and administrative 19,198 19,724 18,059 Other expenses, net * 265 - - Total operating expenses 47,993 49,809 42,969 Operating income 31,505 33,805 10,471 Interest income, net 158 106 127 Other income (expense), net (17) 14 (23) Income before income taxes 31,646 33,925 10,575 Provision (benefit) for income taxes 11,004 7,565 3,648 Net income 20,642 $ 26,360 $ 6,927 $ Basic earnings per share: 0.33 $ 0.41 $ 0.11 $ Diluted earnings per share: 0.31 $ 0.39 $ 0.10 $ Weighted average number of shares: Basic 63,363 63,877 64,470 Diluted 66,188 67,138 68,529 * Other expenses, net may contain certain items such as litigation expenses , proceeds from a patent agreement, restructuring items, sales reorganizations, asset gains and impairments of non-marketable securities. Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended		
	Jun. 29, 2013	Mar. 30, 2013	Jun. 30, 2012
Net Income Reconciliation	Q1'14	Q4'13	Q1'13
GAAP Net Income	$ 20,642	$ 26,360	$ 6,927
Amortization of acquisition intangibles	-	-	353
Stock based compensation expense	5,774	5,734	4,173
International sales reorganization charges	-	442	-
Restructuring and other costs	(430)	-	-
Patent settlements, net	695	-	-
Provision (benefit) for income taxes	10,161	7,372	3,355
Non-GAAP Net Income	$ 36,842	$ 39,908	$ 14,808
Earnings Per Share Reconciliation			
GAAP Diluted earnings per share	$ 0.31	$ 0.39	$ 0.10
Effect of Amortization of acquisition intangibles	-	-	0.01
Effect of Stock based compensation expense	0.09	0.09	0.06
Effect of International sales reorganization charges	-	0.01	-
Effect of Patent settlements, net	0.01	-	-
Effect of Provision (benefit) for income taxes	0.15	0.10	0.05
Non-GAAP Diluted earnings per share	$ 0.56	$ 0.59	$ 0.22
Operating Income Reconciliation			
GAAP Operating Income	$ 31,505	$ 33,805	$ 10,471
GAAP Operating Profit	*20%*	*16%*	*11%*
Amortization of acquisition intangibles	-	-	353
Stock compensation expense - COGS	6	296	118
Stock compensation expense - R&D	2,854	2,976	2,243
Stock compensation expense - SG&A	2,914	2,462	1,812
International sales reorganization charges	-	442	-
Restructuring and other costs	(430)	-	-
Patent settlements, net	695	-	-
Non-GAAP Operating Income	$ 37,544	$ 39,981	$ 14,997
Non-GAAP Operating Profit	*24%*	*19%*	*15%*
Operating Expense Reconciliation			
GAAP Operating Expenses	$ 47,993	$ 49,809	$ 42,969
Amortization of acquisition intangibles	-	-	(353)
Stock compensation expense - R&D	(2,854)	(2,976)	(2,243)
Stock compensation expense - SG&A	(2,914)	(2,462)	(1,812)
International sales reorganization charges	-	(442)	-
Restructuring and other costs	430	-	-
Patent settlements, net	(695)	-	-
Non-GAAP Operating Expenses	$ 41,960	$ 43,929	$ 38,561

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12 CIRRUS LOGIC, INC. CONSOLIDATED CONDENSED BALANCE SHEET Jun. 29, Mar. 30, Jun. 30, 2013 2013 2012 (unaudited) (unaudited) ASSETS Current assets Cash and cash equivalents 67,170 $ 66,402 $ 84,312 $ Restricted investments - - - Marketable securities 165,540 105,235 82,359 Accounts receivable, net 63,642 69,289 49,262 Inventories 110,624 119,300 96,790 Deferred tax asset 54,774 64,937 53,139 Other current assets 20,810 19,371 14,574 Total Current Assets 482,560 444,534 380,436 Long-term marketable securities 39,408 64,910 - Property and equipment, net 99,169 100,623 85,337 Intangibles, net 4,714 4,650 18,457 Goodwill 6,027 6,027 6,027 (in thousands) Deferred tax asset 16,732 16,671 85,721 Other assets 11,289 13,932 9,300 Total Assets 659,899 $ 651,347 $ 585,278 $ LIABILITIES AND STOCKHOLDERS' EQUITY Current liabilities Accounts payable 47,341 $ 60,827 $ 75,507 $ Accrued salaries and benefits 13,476 16,592 10,956 Other accrued liabilities 9,532 10,704 9,498 Deferred income on shipments to distributors 4,419 4,956 7,158 Total Current Liabilities 74,768 93,079 103,119 Other long-term obligations 9,706 10,094 4,159 Stockholders' equity: Capital stock 1,048,497 1,041,834 1,013,442 Accumulated deficit (472,180) (492,741) (534,682) Accumulated other comprehensive loss (892) (919) (760) Total Stockholders' Equity 575,425 548,174 478,000 Total Liabilities and Stockholders' Equity 659,899 $ 651,347 $ 585,278 $ Prepared in accordance with Generally Accepted Accounting Principles